Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Second Quarter and Six Months Ended April 30, 2016

WATERTOWN, CT -- (Marketwired - June 13, 2016) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its second quarter and first six months that ended April 30, 2016. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total gross profit for the for the second quarter ending April 30, 2016 increased $117,000 or 1% despite a sales decline of $2 million or 11% from the corresponding quarter in fiscal 2015. The Company's net income for the quarter of $239,000 was a marked improvement from the net loss realized in fiscal 2015 of $641,000. This net earnings improvement of $880,000 resulted in a net income of $.01 per share compared to a net loss of $.03 per share for the same period in fiscal 2015.

Total sales for the six months ending April 30, 2016 decreased $3.6 million or 10% from the same period in fiscal 2015. Gross profit for the same periods declined 2% or $328,000. Gross profit as a percentage of sales was 48% for the six month period ending April 30, 2016 compared to 44% the same period in 2015. The Company had net income of $210,000 compared to a net loss of $1.1 million for the six month periods ending April 30, 2016 and 2015, respectively. The net earnings improvement of $1.3 million resulted in a net income per share of $.01 in fiscal 2016 compared to a net loss of $.05 per share.

"Sales within water and our core competencies -- that give precedence to recurring revenue, higher margin profitability and efficient operating costs -- have contributed to a greater share of our sales mix. Our sales decline from last year is attributed to prioritizing a stronger financial position over low margin sales and high operating expenses. Total sales in the most recent quarter improved 4% from first quarter levels, and is a result of our strategy to offer customers best in class service," said Peter Baker, President and CEO, Crystal Rock Holdings, Inc. "Our continuous review of operating and administrative activity has led to significant cost savings and an increase in our cash positions over the last twelve months. These are the results we are working toward to better position the Company in a competitive marketplace and produce the profitable results our shareholders expect."

ABOUT CRYSTAL ROCK HOLDINGS, INC.
Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast. For over 100 years, the company has provided quality and high value service, and it's the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes "Little Things Matter™" to the customer experience with high standards for delivering premium service excellence and results in customer productivity -- at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                           Results of Operations

                                    (Unaudited)            (Unaudited)
                                 Six Months Ended:     Three Months Ended:
                               ---------------------  ---------------------
                                April 30,  April 30,   April 30,  April 30,
                                  2016       2015        2016       2015
                               ---------- ----------  ---------- ----------
(000's $)
Sales                          $   32,842 $   36,427  $   16,711 $   18,729
Income (Loss) from operations  $    1,142 $     (955) $      793 $     (651)
Net Income (Loss)              $      210 $   (1,068) $      239 $     (641)

Basic net income (loss) per
 share                         $     0.01 $    (0.05) $     0.01 $    (0.03)
Diluted net income (loss) per
 share                         $     0.01 $    (0.05) $     0.01 $    (0.03)

Basic Wgt. Avg. Shares Out.
 (000's)                           21,358     21,358      21,358     21,358
Diluted Wgt Avg. Shares Out.
 (000's)                           21,358     21,358      21,358     21,358

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan and integrating acquired assets to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2015, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contacts:
Peter Baker
CEO
860-945-0661 Ext. 3001

David Jurasek
CFO
860-945-0661 Ext. 3001